Exhibit 10.2

EMPLOYMENT AGREEMENT

As Amended and Restated Effective December 28, 2012

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of December, 2012 (the “Effective Date”), by and between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation (the “Company”), and Drew K. Hostetter, an adult individual whose principal residence is at 812 Westminster Drive, Lancaster, PA 17601 (the “Employee”).

Background

WHEREAS, the Employee and the Company are parties to an Amended and Restated Employment Agreement made and entered into as of January 1, 2009, as further amended on December 19, 2011 (the “Existing Agreement”);

WHEREAS, the Company and the Employee now desire to amend the Existing Agreement to restructure the payment of benefits following a termination of employment, revise certain limitations on the amount of the bonus for which the Employee is eligible, and incorporate all amendments since its last restatement; and

WHEREAS, this Agreement supersedes and replaces all previous employment agreements between the Employee and the Company or any Affiliate, including the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1. Position. The Company hereby agrees to continue the Employee’s employment and the Employee hereby agrees to continue employment with the Company, as Chief Financial Officer.

2. Duties.

2.1 The Employee agrees to assume such duties and responsibilities as may be consistent with the position of Chief Financial Officer and as may be assigned to the Employee by the Chief Executive Officer or other management of the Company or by the by-laws of the Company from time to time. No change in the duties of the Employee shall in any way diminish the compensation payable to him pursuant to the provisions of Paragraph 4 hereof.

2.2 The Employee agrees to devote his full time, skill, attention and energies and his best efforts to the performance of his duties under this Agreement, consistent with practices and policies established from time to time by the Company. The Employee agrees, in addition to the covenants concerning Non-Competition contained in Paragraph 11, that he shall not engage in any other business activity (including, without limitation, participation by the Employee on any unaffiliated profit or non-profit board of directors) except: (a) upon the prior written notice to and consent of the Board, or (b) solely as an investor in real or personal property, the management of which shall not detract from the performance of his duties hereunder; provided, however, that the engagement by the Employee in any such business activity shall at all times be in conformity with the Company’s Code of Ethics, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, the Employee shall terminate any such activity upon reasonable request by the Company.

3. Period of Employment.

3.1 Unless terminated earlier pursuant to the applicable termination provisions of this Agreement, the period of employment shall commence on the Effective Date and end on the third December 31 next following the Effective Date (as the same may be extended pursuant to this Paragraph, the “Period of Employment”). If written election not to renew by either party is not received by the other party by (a) November 1 of the year of the Effective Date, or (b) November 1 any subsequent year, if this Agreement has previously been extended pursuant to this Paragraph 3, then the Period of Employment shall be automatically extended by one year.

3.2 Notwithstanding anything to the contrary set forth herein, the Employment Period shall not extend beyond:

3.2.1 Normal Retirement Date, or

3.2.2 if a Change in Control occurs prior to the Normal Retirement Date, the later of (a) the Normal Retirement Date, or (b) the first anniversary of the Change in Control.

4. Compensation. For all services rendered by the Employee under this Agreement, the Company shall pay to the Employee compensation as provided below:

4.1 Base Salary. The Company shall pay the Employee a minimum annual base salary at the rate of $468,563 per year in accordance with the Company’s normal payroll practices. In connection with the annual review required by Subparagraph 4.3 hereof, the Employee’s base salary shall be reviewed and in light of such review may be increased (but not decreased), taking into account any change in the Employee’s responsibilities, performance of the Employee and other pertinent factors. Payment of any increase in the Employee’s base salary (if any) shall commence no later than July 1 of the year in which the increase is granted.

4.2 Bonus. The Company may, but shall not be required to, pay to the Employee annual bonus compensation in such amount as may be determined by the appropriate board of directors or its designee within guidelines established by the Company. The Employee’s bonus (if any) for a fiscal year shall be paid to him at the time and in the form and manner provided under the terms of the applicable plan pursuant to which the bonus is awarded.

4.3 Annual Review. The determination of compensation payable by the Company hereunder shall be made by the Compensation Committee or its designee, which shall perform an annual review of this Agreement, the Employee’s performance with the Company, and compensation payable hereunder. The results of such review, including recommendation as to base salary adjustment and bonus (if any), shall be reported to the Company and shall be memorialized in the minutes of the meetings of the Board or held in a confidential file by the Company’s Human Resources Department.

5. Benefits.

5.1 Life Insurance and Disability Benefits. The Employee shall be entitled to group term life insurance insuring the Employee’s life during the term of employment, disability insurance coverage, and accidental death and dismemberment benefits, including death benefit, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Company, as the same may change from time to time. The Employee shall designate the beneficiary of such policy and benefits.

5.2 Health Benefits. The Employee shall be entitled to major medical and health insurance coverage for the Employee and his immediate family on such terms, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Company generally, as the same may change from time to time.

5.3 Other Benefits. To the extent such benefits are not specifically described or duplicated hereinabove in this Paragraph 5, the Employee shall also be entitled to participate in any and all thrift, profit sharing, pension and similar benefit plans (not including severance, change in control or other similar arrangements), now or hereafter maintained by the Company and offered by the Company to its salaried, management employees generally, as the same may change from time to time.

5.4 Expenses. Subject to such general employee expense account policies as the Company may from time to time adopt, the Company shall pay or reimburse the Employee upon presentation of vouchers or invoices for reasonable expenses incurred by the Employee in the performance of his duties in carrying out the terms and provisions of this Agreement, including, without limitation, expenses for such items as entertainment, travel, meals, hotel and similar items. In the event that any reimbursed expenses are disallowed by the Internal Revenue Service as deductions to the Company, as the case may be, the Employee shall retain such reimbursed expense amounts which the Employee shall treat and report as additional compensation and which the Company shall treat as deductible salary expense.

5.5 Vacation. The Employee shall be entitled to paid vacation annually as specified under the Company’s vacation policy, to be taken at times reasonably convenient to the Company.

5.6 Indemnification. To the extent permitted by law, the Company shall indemnify the Employee and hold him harmless from all liability and claims, whether meritorious or not, including the cost of defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon any act or omission which the Employee has taken or committed or hereafter may take or commit on behalf of or in connection with the Company in his official capacity, so long as the following conditions are met with respect to such claim or liability: (a) if such action was taken in the exercise of reasonable business judgment and was taken in an area within the scope of responsibility of the Employee, or (b) if not within the scope of the Employee’s responsibility, (i) at the time of such act or omission the Board had knowledge of the facts or circumstances pursuant to which such act was taken or such omission occurred and (ii) no written objection to such act or omission was duly made by the Board.

Actions taken by the Employee which are covered by this Agreement specifically include (by way of illustration), but are not limited to, (a) the payment of any salary, bonus or other compensation to any officer, director, or employee, (b) the reimbursement or payment of any expenses incurred by any such officer, director or employee, (c) the making or retention of any investments (including, without limitation, loans) by the Company, or (d) injury claims against the Company or the Employee based on negligence or other alleged tortious actions and which arise in connection with the conduct of the Company’s business.

The Employee shall indemnify the Company and hold it harmless from all liability and claims, whether meritorious or not, including the cost of the defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon acts taken without the consent or approval of the Board of Directors of the Company and which represent the Employee’s deliberate malfeasance or gross negligence.

6. Termination. The Company may terminate the Employee’s employment without Cause (as defined below), subject to the requirements of applicable law, on account of the Employee’s Disability (as defined below), in either case, at any time, with 90 days’ advance written notice (or pay in lieu thereof). The Company may terminate the Employee’s employment for Cause at any time without notice. The Employee may terminate his employment at any time for any reason, with 90 days’ advance written notice (or such shorter notice as the Company shall then accept). Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Paragraph 6 and, if applicable, the Employee shall immediately resign his position as a member of the Board and any committee thereof, from his position as the Chief Financial Officer of the Company, and his position as a member of the board of directors of any Affiliate and any committee thereof.

6.1 Termination without Cause or Resignation due to an Adverse Change. If the Employee’s employment ceases due to a termination by the Company without Cause or a resignation by the Employee due to an Adverse Change (as defined below), the Employee shall be entitled to:

6.1.1 payment of all accrued and unpaid base salary through the date of such termination;

6.1.2 payment for all accrued but unused vacation days;

6.1.3 payment of any bonus payable with respect to a period ending prior to such termination;

6.1.4 bi-weekly compensation continuation payments for a period equal to the Non-Competition Period, with each payment equal to 1/26 of the Average Annual Compensation (provided, however, that it is understood that Employee shall not participate in any benefit plans covering employees, except as specifically stated in this Paragraph 6), which amount shall be paid in regular payroll installments over the Non-Competition Period following the Employee’s termination date;

6.1.5 if the Employee participates in any defined benefit plan maintained by the Company or one of its Affiliates immediately before the Employee’s termination date (whether such plan is tax qualified or nonqualified), the Employee shall accrue an additional, fully vested benefit under the Company’s nonqualified pension plan (which shall be paid at the time and in the form determined under the nonqualified pension plan and shall be determined in all respects pursuant to the terms of the applicable defined benefit pension plan(s)) equal to the difference between (a) the benefit that the Employee would have accrued under all defined benefit pension plans of the Company or its Affiliates in which the Employee participated immediately before the Employee’s termination date, taking into account the compensation paid to the Employee under Subparagraph 6.1.4 as compensation for purposes of the applicable plan and increasing the Employee’s years of benefit service under the applicable plan by the number of years in the Non-Competition Period, and (b) the actual benefit due to the Employee under all defined benefit pension plans of the Company and its Affiliated in which the Employee participated immediately before the Employee’s termination date; and

6.1.6 the employee benefits listed below for the remainder of the Non-Competition Period, in the form and manner set forth below:

(a) provided that the Employee is eligible for and timely elects COBRA continuation coverage, during the shorter of the Non-Competition Period and the 18-month period following the Employee’s termination date, the Company will reimburse the Employee for the monthly COBRA cost of continued coverage for the Employee, and, where applicable, his spouse and dependents, paid by the Employee under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that the Employee would be required to contribute for such health coverage if the Employee were an active employee of the Company (the “Monthly COBRA Costs”). In the event that the Non-Competition Period exceeds the foregoing 18-month period, if the Employee secures an individual policy for health coverage for himself and, where applicable, his spouse and dependents, the Company will reimburse the Employee for the monthly cost of such coverage for the period commencing on the first day following the 18-month period and ending on the last day of the Non-Competition Period; provided that the amount of the Company’s reimbursement for any month during this period will not exceed the Monthly COBRA Costs. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Company or the Employee, as determined by the Company in its sole and absolute discretion;

(b) a payment each month for a number of months equal to the number of months in the Non-Competition Period, equal to the monthly premium cost (less any employee portion of such premium costs) the Company would have paid for coverage for the Employee under the applicable life insurance and accidental death and dismemberment policy(ies) which insured the Employee during the term of his employment had the Employee remained employed by the Company during the Non-Competition Period; and

(c) a payment each month for a number of months equal to the number of months in the Non-Competition Period, equal to the monthly premium cost (less any employee portion of such premium costs) the Company would have paid for coverage under the applicable disability insurance policy(ies) of the Company which insured the Employee during the term of his employment had the Employee remained employed by the Company during the Non-Competition Period.

Except as otherwise provided in Subparagraph 6.1, all compensation and benefits shall cease at the time of such termination and the Company shall have no further liability or obligation by reason of such termination. The separation payments and benefits described in this Subparagraph 6.1 shall be paid (or in the case of the payments described in Subparagraphs 6.1.4 and 6.1.6 shall begin to be paid) within 60 days after the Employee’s termination date, subject to the Employee’s execution and delivery of an effective release as described below in Subparagraph 6.4.

Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4) and/or the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Employee on the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Company. If the Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within 60 days after the date of the Employee’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

6.2 Other Terminations. If the Employee’s employment ceases for any reason other than as described in Subparagraph 6.1, above (including, but not limited, to (a) termination by the Company for Cause, (b) as a result of the Employee’s death or termination by the Company on account of the Employee’s Disability (as defined below), (c) resignation by the Employee in the absence of an Adverse Change or (d) attainment of the Employee’s Normal Retirement Date described in Subparagraph 3.2), then the Employee shall receive payment for his accrued and unpaid base salary through the date of such cessation. All compensation and benefits shall cease at the time of such termination and, except as otherwise provided herein or in the applicable employee benefit plans of the Company, the Company shall have no further liability or obligation by reason of such termination.

6.3 Claims. Any claims for benefits under Paragraph 6 of the Agreement shall be governed by the claims procedures in the Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as amended from time to time. However, the severance benefit provisions of this Agreement shall govern in lieu of the severance provisions of such Plan. Except as specifically provided in this Agreement, the benefits provided under this Agreement in the case of a termination shall be in lieu of those provided by the Company and its Affiliates under any other severance plans.

6.4 Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee’s execution and delivery to the Company of an effective general release and non-disparagement agreement in a form prescribed by the Company and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. In no event shall the timing of Employee’s execution of the general release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

6.5 Other Rights. Nothing in this Agreement is intended to limit the Employee’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his employment under any group insurance plan, policy or arrangement of the Company in accordance with the terms of such plan, policy or arrangement, (b) elect COBRA Benefits in accordance with applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.

7. Change in Control.

7.1 Effect of a Change in Control.

7.1.1 Effect on LTI/STI Rights. With respect to any long-term, short-term or any similar incentive program cycle in effect at the time of a Change in Control:

(a) Employee shall become fully and immediately vested in his incentive awards upon the occurrence of the Change in Control; and

(b) subject to the requirements of section 409A of the Code, such incentive awards shall be paid at target levels and shall be paid to the Employee in a single lump sum payment between January 1 and March 15 of the calendar year following the end of the incentive program cycle for which the incentive award was earned, without regard to whether Employee remains employed by the Company and without regard to the performance of Employee during those incentive program cycles.

7.1.2 Effect on Pension Rights. In the event of a termination of employment providing for payment of benefits under Subparagraph 6.1, the Employee shall accrue an additional, fully vested benefit under the Company’s nonqualified pension plan (which shall be paid at the time and in the form determined under the nonqualified pension plan and shall be determined in all respects pursuant to the terms of the applicable defined benefit pension plan(s)) equal to the difference between:

(a) the benefit that the Employee would have accrued under all defined benefit pension plans of the Company or its Affiliates in which the Employee participated immediately prior to the Change in Control (whether tax qualified or nonqualified), assuming:

(i) the Employee remained continuously employed by the Company until the third anniversary of the Change in Control,

(ii) the Employee’s compensation for purposes of calculating benefits under such defined benefit pension plan increased at a rate of four percent per year for the period of imputed service described above in Subparagraph 7.1.2(a)(i), and

(iii) the terms of all such defined benefit pension plans remained identical to those in effect immediately prior to the Change in Control; and

(b) the actual benefit due to the Employee under all defined benefit pension plans of the Company and its Affiliates in which the Employee participated immediately prior to the Change in Control.

7.1.3 Effect on Restrictive Covenants. Upon the occurrence of a Change in Control, the Non-Competition Period shall be three years instead of one year.

7.1.4 Transition Services. For two years following cessation of employment after any Change in Control, the Employee agrees to remain available to provide the Company with transition assistance on matters with which the Employee was involved during his employment. The Employee shall render such assistance in a timely manner on reasonable notice from the Company. The Employee shall not be entitled to any separate compensation for the services described in this Paragraph (other than reimbursement for reasonable out-of-pocket expenses actually incurred). The Company agrees to provide reasonable advance notice of the need for the Employee’s assistance and shall exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with the Employee’s personal and other professional obligations.

7.2 Parachute Payments.

7.2.1 Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) would otherwise exceed the amount (the “Safe Harbor Amount”) that may be received by the Employee without the imposition of an excise tax under section 4999 of Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

(a) the Safe Harbor Amount, or

(b) the greatest after-tax amount payable to the Employee after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

7.2.2 All determinations to be made under this Subparagraph 7.2 shall be made by an independent public accounting firm chosen by the Company (the “Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Employee pursuant to Paragraphs 8, 10 and 11 of this Agreement, and the amount of the Employee’s potential parachute payment under section 280G of the Code shall reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.

7.2.3 In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the Company or its Affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Company or its Affiliates, the Employee shall provide notice to the Company of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Company has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Company shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of the Agreement with respect to such inquiry or assessment.

7.2.4 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Subparagraph 7.2 shall be borne solely by the Company.

7.2.5 To the extent a reduction to the Total Payments is required to be made in accordance with this Subparagraph 7.2, such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the Employee. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Employee. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

7.3 Enforcement. Following any Change in Control, the Company shall pay all legal fees and costs incurred by the Employee to enforce his rights under this Agreement if (a) he is required to initiate a proceeding to enforce such rights and (b) he is awarded any relief in that proceeding.

8. Confidential Information. During the term of employment, and at any time thereafter, the Employee shall not, without the consent of a senior officer of the Company, disclose to any person, firm or corporation (except, during the term of his employment, to the extent necessary to perform his duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, employee lists, prospective employee lists, letters, records or any other confidential information relating to the business of the Company or any Affiliate of the Company and shall not, without the consent of a senior officer of the Company, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of the Company or any Affiliate.

9. Property Rights. The Employee agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Employee during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the Company shall inure to and be the property of the Company and must be promptly disclosed to the Company. Both during employment by the Company and thereafter, the Employee shall, at the expense of the Company, execute such documents and do such things as the Company reasonably may request to enable the Company or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this Paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.

10. Non-Disparagement. Upon termination of employment hereunder, the Employee shall not malign, criticize or otherwise disparage the Company, the Affiliates or their respective officers, employees or directors.

11. Non-Competition.

11.1 During the Non-Competition Period:

11.1.1 the Employee shall not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, the Company or any of its Affiliates, including, without limitation, any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases and the provision of insurance and investment services, within a 25 mile radius of any office or facility of the Company or any of its Affiliates. This provision shall not restrict the Employee from owning or investing in publicly traded securities of financial institutions, so long as his aggregate holdings in any financial institution do not exceed 10% of the outstanding capital stock of such institution.

11.1.2 the Employee shall not solicit any person who was a customer of the Company or any of its Affiliates during the period of the Employee’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company or any of its Affiliates within any area of 100 miles of any office or facility of the Company or any of its Affiliates.

11.1.3 the Employee shall not, directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its Affiliates to terminate his employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by the Company or any of its Affiliates.

11.2 The Employee understands that in the event of a violation of any provision of this Agreement, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The Employee understands that the Company may suspend future payments of the compensation continuation payments and benefits provided in Subparagraph 6.1, may forfeit the additional pension benefit provided under Subparagraph 7.1.2, and may seek, as a remedy, a return of any prior compensation continuation payments made under Subparagraph 6.1.4. The remedies provided in this Paragraph shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Employee and the Company or any of its Affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Paragraph shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

11.3 In the event of a Change in Control, the Employee acknowledges that the provisions of Paragraph 11 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company or any of its Affiliates on account of such Change in Control and that the Non-Competition Period shall be three years instead of one year.

12. Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

12.1 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s or any of its Affiliates’ affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or any amendments or supplements thereto, the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

12.2 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s or its Affiliates’ affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over the Company or its Affiliates, all obligations of the Company and its Affiliates under the contract shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

12.3 If the Company or any Affiliate is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over the Company or its Affiliates), all obligations under this Agreement shall terminate as of the date of default, but this Subparagraph 12.3 shall not affect any vested rights of the parties.

13. Records. Upon the termination of employment hereunder, the Employee shall deliver to the Company all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Company, and the Employee shall not remove any of such records either during the course of employment or upon the termination thereof.

The Employee understands that in the event of a violation of the provisions of this Paragraph 13, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Paragraph 13 shall be in addition to any legal or equitable remedies existing between the Employee and the Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.

14. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Paragraphs 8, 9, 11, and 13 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.

15. Definitions. For purposes of this Agreement:

15.1 The term “Adverse Change” shall include and be limited to (A) a significant change in the nature or scope of the Employee’s duties as set forth in the first sentence of Paragraph 2 hereof such that the Employee has been reduced to a position of materially lesser authority, status or responsibility (provided, however, for purposes of this Subparagraph, in circumstances not involving a Change in Control, so long as the Employee remains a senior officer (which shall mean and include any officer position with the Company above the position of vice president), an Adverse Change shall not be deemed to have occurred), or the time required to be spent by the Employee 60 miles or more beyond the Company’s geographic market area shall be increased without the Employee’s consent by more than 20%, as compared to the average of the two (2) preceding years, (B) a material reduction in the Employee’s base compensation, (C) any other material and willful breach by the Company of any other provision of this Agreement, or (D) delivery by the Company of notice of its intention not to renew this Agreement; provided that Employee is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

However, none of the foregoing events or conditions shall constitute an Adverse Change unless: (x) the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) the Employee resigns his employment within 60 days following the expiration of the 30-day cure period. If the Employee’s termination occurs after such time, the termination shall be treated as a termination other than for Adverse Change and the Employee shall not be entitled to severance benefits under this Agreement.

15.2 The term “Affiliate” shall mean with respect to the Company, persons or entities controlling, controlled by or under common control with the Company.

15.3 The term “Average Annual Compensation” shall mean, as of any date, the arithmetic average of the base salary and annual bonuses received by the Employee with respect to the three most recently completed calendar years.

15.4 The term “Board” shall mean the Board of Directors of the Company.

15.5 The term “Cause” shall mean any of the following: (a) the Employee’s personal dishonesty; (b) the Employee’s incompetence; (c) the Employee’s willful misconduct; (d) the Employee’s breach of fiduciary duty involving personal profit; (e) the Employee’s intentional failure to perform stated duties; (f) the Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (g) the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Company or any entity which controls the Company to the extent such cease-and-desist order requires the termination of the Employee; or (h) a material breach by the Employee of any provision of this Agreement.

15.6 The term “Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(a) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities;

(b) if during any period of 24 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this clause (b);

(c) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (a), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 40% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change in Control, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

15.7 The term “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

15.8 The term “Company” shall mean the Company as hereinbefore defined or any entity succeeding to substantially all of the assets and business of the Company.

15.9 The term “Compensation Committee” shall mean the Compensation Committee of the Board.

15.10 The terms “COBRA” and “COBRA Benefits” shall refer to continued group health insurance benefits under sections 601-607 of the Employee Retirement Income Security Act of 1974, as amended, (29 U.S.C. part 6) Act and the regulations promulgated thereunder.

15.11 The term “Disability” means a condition entitling the Employee to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, “Disability” will mean the Employee’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 180 days or more. Termination as a result of a Disability will not be construed as a termination “without Cause.”

15.12 The term “Non-Competition Period” shall mean, with respect to a specified cessation of employment, the one-year period following the Employee’s termination date; provided that on and after the occurrence of a Change in Control, the Non-Competition Period shall mean, with respect to a specified cessation of employment, the three-year period following the Employee’s termination date.

15.13 The term “Normal Retirement Date” shall mean the last business day in the calendar year in which the Employee attains the age of 65.

15.14 The term “Period of Employment” shall have the meaning described in Paragraph 3.

15.15 The term “Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Employee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Employee).

16. Miscellaneous.

16.1 Assignment. This Agreement (including, without limitation, Paragraph 11 hereof relating to non-competition) shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and the successors and assigns of the Company.

16.2 Prohibited Assignment. The Employee shall have no right to exchange, convert, encumber or dispose of the rights to receive the benefits or payments under this Agreement, which payments, benefits and rights thereto are expressly declared to be non-assignable and non-transferable.

16.3 Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

(a)	Notices to the Company shall be sent to:

Susquehanna Bancshares, Inc.

Attn. Director of Human Resources

26 North Cedar Street P.O. Box 1000

Lititz, PA 17543-7000

(b)	Notices to the Employee shall be sent to the most recent address on file with the Company.

16.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, including the Existing Agreement, and may only be changed by agreement in writing between the parties.

16.5 Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without application of the principles of conflicts of laws.

16.6 Paragraph Headings. The Paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

16.7 Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The Employee shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code). In no event shall the Employee, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

16.8 Recoupment Policy. The Employee agrees that the Employee will be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest:	/s/ Beverly A. Wise	By:	/s/ Elizabeth E. Lytle
Elizabeth E. Lytle

Drew K. Hostetter
Witness:

/s/ Debora K. Lantz		/s/ Drew K. Hostetter